                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              INVACARE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              INVACARE CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                               [INVACARE LOGO]

                              899 Cleveland Street
                               Elyria, Ohio 44035

                                                                  April 17, 1995

To the Shareholders of

  INVACARE CORPORATION:

     This year's Annual Meeting of Shareholders will be held at 10:00 A.M.
(EDT), on Monday, May 22, 1995, at the Radisson Inn Cleveland Airport, North Olmsted, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, THE RETURN OF THE ENCLOSED PROXY AS SOON AS POSSIBLE WOULD BE GREATLY APPRECIATED AND WILL ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY, OF COURSE, WITHDRAW YOUR PROXY SHOULD YOU WISH TO VOTE IN PERSON.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,

                                            /s/ A. MALACHI MIXON, III
                                            ---------------------------------
                                            A. MALACHI MIXON, III
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1995.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Radisson Inn Cleveland Airport, 25070 Country Club Boulevard, North Olmsted, Ohio on Monday, May 22, 1995, at 10:00 A.M. (EDT), for the following purposes:

        1. To elect three Directors to the class whose three-year term of office will expire in 1998;

        2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Monday, April 3, 1995 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxies and vote in person.

                                            By order of the Board of Directors,

                                            THOMAS R. MIKLICH
                                            Secretary

April 17, 1995

                              INVACARE CORPORATION

                                PROXY STATEMENT

                       MAILED ON OR ABOUT APRIL 17, 1995

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 1995

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on May 22, 1995 and any adjournments thereof. The time, place and purpose of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the three nominees listed in the Proxy.

                                 VOTING RIGHTS

     At the close of business on April 3, 1995, the Company had 11,959,060 Common Shares, without par value ("Common Shares"), and 2,584,525 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of April 3, 1995 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of April 3, 1995 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters (including the election of Directors) together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on April 3, 1995 are entitled to notice of and to vote at the Annual Meeting.

              SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     Share ownership of certain beneficial owners. The following table sets forth, as of February 28, 1995, the share ownership of each person or group known by the Company to beneficially own more than 5% of the total voting power of either class of shares of the Company:


                                                                                              CLASS B
                                                                COMMON SHARES              COMMON SHARES
                                                              BENEFICIALLY OWNED         BENEFICIALLY OWNED*
                                                             --------------------       --------------------
                                                                                                                     PERCENTAGE
                                                              NUMBER                      NUMBER                      OF TOTAL
            NAME AND BUSINESS ADDRESS                           OF                          OF                         VOTING
               OF BENEFICIAL OWNER                            SHARES      PERCENTAGE      SHARES       PERCENTAGE       POWER
           ---------------------------                       --------     ----------     --------      -----------     --------
A. Malachi Mixon, III (1)...............................      648,369         5.4%        508,975         19.1%          14.8%
899 Cleveland Street, Elyria, Ohio 44035
Joseph B. Richey, II (2)................................      513,480         4.2%        336,711         12.6%          10.0%
899 Cleveland Street, Elyria, Ohio 44035
Dan T. Moore, III (3)...................................           --          --         296,760         11.1%           7.7%
820 W. Superior Avenue, Suite 800
Cleveland, Ohio 44113
Invacare Corporation Employees'
Stock Bonus Trust and Plan (4)..........................      278,531         2.3%        235,573          8.8%           6.8%
899 Cleveland Street, Elyria, Ohio 44035
John W. Wilhelm, Jr. (5)................................           --          --         240,380          9.0%           6.2%
80 Riverside Drive, Moreland Hills, Ohio 44022
Stanley C. Pace (5).....................................           --          --         151,430          5.7%           3.9%
National City Bank, Custodian
P.O. Box 5756, Cleveland, Ohio 44101

- - ---------------
* Pursuant to the Company's Amended and Restated Articles of Incorporation, (i) all holders of Class B Common Shares are entitled to convert to any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. 188,345 Common Shares beneficially owned by Mr. Mixon consist of Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1995. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. 4,800 of the Common Shares and 2,643 of the Class B Common Shares beneficially owned by Mr. Mixon are owned by his son. In addition, included in the number of shares beneficially owned by Mr. Mixon are 386,474 of Common Shares owned by a Charitable Remainder Unitrust. The number of shares shown as beneficially owned by Mr. Mixon does not include 140,765 Class B Common Shares which have been transferred into two trusts for the benefit of his two children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Joseph B. Richey, II is President-Invacare Technologies, Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 140,765 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1995. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. In addition, included in the number of shares beneficially owned by Mr. Richey are 349,480 of Common Shares owned by a Charitable Remainder Unitrust.

(3) Mr. Moore is a Director of the Company. The Class B Common Shares beneficially owned by Mr. Moore include 169,380 Class B Common Shares held of record by a local bank as trustee for Mr. Moore's Individual Retirement Account Trust.

(4) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. During 1994, Charles Schwab Trust Company became the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

(5) Pursuant to a review of the Company's stock transfer agent listing.

     Share ownership of management. The following table sets forth as of February 28, 1995, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and of all Directors and executive officers as a group:

                                                                        CLASS B
                                       COMMON SHARES                 COMMON SHARES
                                     BENEFICIALLY OWNED          BENEFICIALLY OWNED**        PERCENTAGE
                                  ------------------------     -------------------------      OF TOTAL
                                   NUMBER                        NUMBER                        VOTING
   NAME OF BENEFICIAL OWNER       OF SHARES     PERCENTAGE     OF SHARES      PERCENTAGE       POWER
- - ------------------------------    ---------     ----------     ----------     ----------     ----------
Gerald B. Blouch (5)..........       80,942           *                --          --              *
Francis J. Callahan, Jr.......       30,000           *            90,000         3.4%           2.4%
Frank B. Carr.................       29,800           *            20,050           *              *
Michael F. Delaney............        5,500           *                --          --              *
Whitney Evans.................           --          --            30,000         1.1%             *
Thomas R. Miklich (5).........       14,700          --                --          --              *
A. Malachi Mixon, III (1).....      648,369         5.4%          508,975        19.1%          14.8%
Dan T. Moore, III (2).........           --          --           296,760        11.1%           7.7%
E. P. Nalley (3)..............       78,872           *            24,155           *              *
Joseph B. Richey, II (4)......      513,480         4.2%          336,711        12.6%          10.0%
Louis F.J. Slangen (5)........       88,839           *                --          --              *
William M. Weber..............      142,300         1.2%               --          --              *
All executive officers and
  Directors as a group
  (15 persons) (5)............    2,288,839        19.0%        1,321,775        49.5%          40.1%

- - ---------------

  * Less than 1% of the outstanding shares of such class.

 ** Pursuant to the Company's Amended and Restated Articles of Incorporation,
    (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) See Footnote 1 to the preceding table.

(2) See Footnote 3 to the preceding table.

(3) Mr. Nalley is a Director of the Company. All of the Class B Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

(4) See Footnote 2 to the preceding table.

(5) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include 568,935 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1995. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 63,370 shares; Mr. Miklich, 7,100 shares; and Mr. Slangen, 75,325 shares.

     Based solely upon a review of the Forms 3, 4 and 5, and amendments thereto, submitted to the Company during and with respect to its most recent fiscal year, the Company is not aware of any person that is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company, that has failed to file, on a timely basis (as disclosed in the aforementioned Forms), reports required by Section 16(a) of the Exchange Act during fiscal 1994.

                             ELECTION OF DIRECTORS

     The number of Directors of the Company is currently fixed at nine. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. At the Annual Meeting, three Directors will be elected to serve a three-year term until the Annual Meeting in 1998 and until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the three nominees for Director as named below, unless the shareholder instructs by marking the appropriate space in the Proxy that authority to vote is withheld. Each nominee is presently a Director of the Company and has indicated his willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

                                   NOMINEES FOR ELECTION

                NAME                     AGE              POSITION WITH THE COMPANY
- - -------------------------------------    ---     -------------------------------------------
Francis J. Callahan, Jr. (2)(3)          71      Director
Dan T. Moore, III (1)(3)                 55      Director
Joseph B. Richey, II                     58      President - Invacare Technologies,
                                                 Senior Vice President - Total Quality
                                                 Management and a Director

                        DIRECTORS CONTINUING IN OFFICE

A. Malachi Mixon, III (3)(4)(5)          54      Chairman of the Board, President and Chief
                                                 Executive Officer
Frank B. Carr (1)(4)(5)                  67      Director
Michael F. Delaney (2)(4)(5)             46      Director
Whitney Evans (2)(4)(6)                  58      Director
E. P. Nalley (1)(4)(6)                   75      Director
William M. Weber (1)(2)(6)               55      Director

- - ---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

(4) Member of the Investment Committee.

(5) Term as Director expires in 1996.

(6) Term as Director expires in 1997.

     Francis J. Callahan, Jr. has been a Director since 1980. From 1980 to the present, Mr. Callahan has been President of Crawford Fitting Company, Cleveland, Ohio, a manufacturer of tube fittings and valves. Mr. Callahan also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading teaching and health care institutions.

     Dan T. Moore, III has been a Director since 1980. Since March 1993, Mr. Moore has been Chairman and Treasurer of Advanced Ceramics Corporation, a closely-held manufacturer of industrial ceramic products. From 1979 to the present, Mr. Moore has been President of Dan T. Moore Co., Cleveland, Ohio. Since 1988, Mr. Moore has also served as President of Soundwich, Inc., Cleveland, Ohio, a closely-held company that produces polymers for damping sheet metal engine components, and since 1985 has served as President of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds.

     Joseph B. Richey, II has been a Director since 1980. In 1992 he was named
President - Invacare Technologies and Senior Vice President - Total Quality
Management. From 1989 to 1992, he was Senior Vice President and General Manager
- - - North American Operations and was Senior Vice President - Product Development
from 1984 to 1992. Mr. Richey also serves as a Director of Steris Corporation,
Cleveland, Ohio, a NASDAQ listed manufacturer and distributor of medical sterilizing equipment, and as a Director of Royal Appliance Manufacturing
Company, Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     A. Malachi Mixon, III has been President and Chief Executive Officer and a Director of the Company since 1979 and Chairman of the Board since 1983. Mr. Mixon also serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, and The Sherwin-Williams Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading teaching and health care institutions.

     Frank B. Carr has been a Director since 1982. From 1983 to the present, Mr. Carr has been a Managing Director (Investment Banking) of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Brush Wellman Inc., Cleveland, Ohio, a New York Stock Exchange listed company and a producer of engineered materials containing beryllium, and Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C. Prior thereto, Mr. Delaney was a self-employed Development Consultant.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1983 to present, Mr. Evans has been an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and a real estate investment firm. From 1989 to the present, Mr. Evans has been the President of Harmony Group, Sonoma, California, a consultant to non-profit organizations.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991, when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. From 1984 to 1987, Mr. Nalley was President of Invacare International Corporation, a subsidiary of the Company, and from 1982 to 1984, Mr. Nalley was Senior Vice President - Sales and Marketing. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Company, Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     William M. Weber has been a Director since 1988. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital, a partnership that invests in public and private companies.

    INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1994. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met one time during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Francis J. Callahan, Jr., Chairman of the Nominating Committee, Invacare Corporation, P.O. Box 4028, 899 Cleveland Street, Elyria, Ohio 44036. The Nominating Committee did not meet during 1994. The Investment Committee, which met one time during 1994, monitors the status of investments by the Company's profit-sharing plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are Whitney Evans, Francis J. Callahan, Jr., Michael F. Delaney and William M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1994 compensation of the Company's executive officers named in this Proxy Statement.

     The Committee has determined, as a performance driven business, the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues ("Comparable Employers"). The Committee believes that the Company must compete for executive talent with a diverse group of businesses and relies on its independent consultant to identify a representative group of potentially competitive employers. In determining the group of Comparable Employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. The Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established to compare shareholder returns. Thus, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in pre-tax income. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits to the extent that shareholder value is similarly enhanced.

     Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") and from the Vice President - Human Resources in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions, and whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include sales, operating profit, cost controls, pre-tax income and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1994 base salaries were based on the subjective judgment of the Committee taking into account the CEO's comments regarding each executive's achievement of applicable 1993 financial and operating objectives and the targeted salary ranges. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

     In determining the CEO's base salary for 1994, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and the financial performance objectives described above. In particular, the Committee noted that the Company had achieved its earnings objectives during 1993. The CEO had successfully implemented a reorganization of the Company's senior executive team, including recruitment and hiring of a new Chief Financial Officer. This planned evolution has placed top talent in the most critical leadership positions and strengthened the overall management team. He also led management's effort to respond to a difficult government reimbursement environment driven by the Durable Medical Equipment Regional Carriers restructuring and to take corrective actions in connection with problems at a key international operation. It was also noted that the CEO continued to be the leading industry spokesperson on behalf of home health care and presented input to Congress and other government representatives relative to health care legislation. Key acquisition activity also occurred in 1993 under the CEO's leadership which allowed the Company to enter new markets.

     Annual Cash Bonus. Consistent with its philosophy that executive compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals.

     With the assistance of the Vice President - Human Resources and the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted pre-tax income objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's pre-tax income at which target bonuses will be earned. Under normal conditions, no bonuses are payable if pre-tax income does not improve over the prior year and bonuses increase on a linear basis if pre-tax income exceeds the targeted level. Targeted pre-tax income is generally set at a level which the Committee believes is challenging but achievable.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Committee's pre-tax income objective is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1994, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual pre-tax income was in excess of the targeted objective, thereby resulting in 1994 cash bonuses to all executive officers above targeted levels.

     Survey data from the independent consultant shows annual executive bonuses as a percent of net income at target levels remain competitive with companies of similar size.

     Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Employee Stock Option Plan, are granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1994 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1993 financial and operating objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one financial or operating objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded options to the CEO in 1994 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     Other Matters. The Committee believes that all long-term compensation awarded to the Named Executive Officers in 1994 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                                            The Compensation Committee of the
                                            Board of Directors of Invacare
                                            Corporation

                                            Whitney Evans, Chairman
                                            Francis J. Callahan, Jr.
                                            Michael F. Delaney
                                            William M. Weber

                     SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a Peer Group of companies selected on a line-of-business basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG INVACARE CORPORATION, S&P 500 INDEX AND
                          LINE-OF-BUSINESS PEER GROUP*

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          INVACARE         S&P 500       PEER GROUP
1989                                       100             100             100
1990                                       189             097             084
1991                                       507             126             129
1992                                       441             136             161
1993                                       500             149             120
1994                                       624             150             131

   *Sunrise Medical Inc.; Lumex, Inc.; Everest & Jennings International Ltd.;
                          Puritan-Bennett Corporation.

The above graph assumes $100 invested on December 31, 1989 in the Common Shares of Invacare Corporation, S&P 500 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends through December 31, 1994.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 1994 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE


                                                                                            LONG-TERM
                                              ANNUAL COMPENSATION                          COMPENSATION
                                 ---------------------------------------------     ----------------------------
                                                                     OTHER                                         ALL OTHER
                                                                     ANNUAL         SECURITIES         LTIP          COMPEN-
                                                      BONUS(1)      COMPEN-         UNDERLYING      PAYOUTS(2)      SATION(3)
  NAME AND PRINCIPAL POSITION    YEAR     SALARY($)     ($)        SATION($)        OPTIONS(#)          ($)            ($)
- - -------------------------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III            1994     420,875     604,890         --              24,300          214,000         54,506
  Chairman of the Board,         1993     390,000     409,500         --              24,300          217,334         15,776
  President and Chief            1992     350,000     286,650         --              91,043          220,170         11,635
  Executive Officer
Joseph B. Richey, II             1994     243,000     238,140         --              10,900          104,000         25,221
  President-Invacare             1993     227,000     165,483         --              11,200          124,742         15,245
  Technologies &                 1992     216,000     122,850         --              62,408           42,960         11,974
  Senior Vice President-Total
  Quality Management
Gerald B. Blouch                 1994     240,000     235,200         --              10,700               --         19,594
  Chief Operating Officer        1993     200,000     145,800         --               9,800           27,006         12,131
                                 1992     182,000     103,513         --              21,300               --         10,792

Thomas R. Miklich, (4)           1994     187,000     183,260         --               8,400               --          7,536
  Chief Financial Officer,       1993     113,333      66,438         --              10,000               --            713
  Treasurer and                  1992          --          --         --                  --               --             --
  Corporate Secretary
Louis F.J. Slangen               1994     187,000     183,260         --               8,400               --         13,761
  Senior Vice President-         1993     170,000     123,930         --               8,400           20,576         11,523
  Sales & Marketing              1992     150,000      85,313         --              17,070           14,320          9,478

- - ---------------

(1) Salary and Bonus amounts for 1994 may include amounts deferred under the 401(k) feature of the Company's Profit Sharing Plan or the non-qualified 401(k) Plus Benefit Equalization Plan.

(2) LTIP payouts reflect cash payments for awards previously made under a three-year cumulative formula that was included as a component of the Company's long-term compensation plan. The Company now makes awards under its long-term compensation plan exclusively in stock options.

(3) Included in "All Other Compensation" are amounts contributed or paid by the Company on behalf of the above Named Executive Officers (i) for the Company's discretionary and matching contributions under the Profit Sharing Plan, (ii) for the Company's discretionary and matching contributions under the non-qualified 401(k) Plus Benefit Equalization Plan and (iii) for the payment of premiums on group term life insurance policies. Amounts contributed for each Named Executive Officer are as follows: Mr. Mixon (i) $12,232, (ii) $39,682, (iii) $2,592; Mr. Richey (i) $11,462, (ii) $10,609,
    (iii) $3,150; Mr. Blouch (i) $10,799, (ii) $7,647, (iii) $1,148; Mr. Miklich
    (i) $3,698, (ii) $3,034, (iii) $804; and Mr. Slangen (i) $7,651, (ii)
    $5,237, (iii) $873.

(4) Mr. Miklich joined the Company in May 1993. His annualized salary was $170,000.

                           COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $10,000 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to participate in a Deferred Compensation Plan adopted in 1992, pursuant to which they may elect to defer receipt of the compensation payable by the Company for their services as a Director, and if such compensation is elected by the Director in the form of Common Shares, the Company will deposit an additional 25% of such deferred compensation into the applicable trust. None of the Non-employee Directors had an effective election to defer 1994 compensation. In addition, the Non-employee Directors are eligible for a bonus of up to $5,000 based on operating results for the 1994 year up to $5,000 based on 1995 operating results. Based on 1994 operating results, each of the Non-employee Directors have been paid $5,000. For 1995, the Non-employee Directors are eligible to receive a bonus of $4,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to the Named Executive Officers, the stock options granted in 1994 under the Stock Option Plan.

                                                    INDIVIDUAL GRANTS
                         -----------------------------------------------------------------------
                                        % OF TOTAL                                                  POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF       OPTIONS                    FAIR MARKET                    ASSUMED ANNUAL RATES OF SHARE
                         SECURITIES     GRANTED TO      EXERCISE       VALUE AT                     PRICE APPRECIATION FOR OPTION
                         UNDERLYING      EMPLOYEES       PRICE         DATE OF                                 TERM(1)
                           OPTIONS       IN FISCAL       ($ PER      GRANT ($ PER    EXPIRATION     -----------------------------
          NAME             GRANTED         YEAR          SHARE)         SHARE)          DATE           5%($)            10%($)
- - ---------------------------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III....  24,300(2)      14.2%          27.75          27.75          2/25/04           424,000        1,075,000
Joseph B. Richey, II.....  10,900(2)       6.4%          27.75          27.75          2/25/04           190,000          482,000
Gerald B. Blouch.........  10,700(2)       6.3%          27.75          27.75          2/25/04           187,000          473,000
Thomas R. Miklich........  8,400(2)        4.9%          27.75          27.75          2/25/04           147,000          372,000
Louis F.J. Slangen.......  8,400(2)        4.9%          27.75          27.75          2/25/04           147,000          372,000
All Shareholders (3).....     N/A           N/A           N/A            N/A             N/A         249,300,000      639,500,000
- - ---------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become exercisable on March 31 of each year at 25% per year commencing in 1995.

(3) The potential gain realizable by all shareholders based on (10,354,030 Common Shares and 4,097,586 Class B Common Shares outstanding at a base price of $27.75 per share) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to $45.00 and $72.00 per share at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Stock Option Plan includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plan, the Committee may also grant reload options under such circumstances as it deems appropriate.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plan for, the Named Executive Officers.

     AGGREGATED OPTION EXERCISES IN 1994 AND OPTION VALUE AT YEAR-END 1994

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                              NUMBER OF                         UNDERLYING UNEXERCISED               MONEY OPTIONS AT
                               SHARES           VALUE           OPTIONS AT 12/31/94(#)                12/31/94(2)($)
                             ACQUIRED ON      REALIZED       -----------------------------     -----------------------------
          NAME               EXERCISE(#)       (1) ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- - -------------------------    -----------     -----------     -----------     -------------     -----------     -------------
A. Malachi Mixon, III....         None                --       158,925           70,535         3,885,822          929,343
Joseph B. Richey, II.....        4,941            14,823       123,120           37,125         2,987,271          557,419
Gerald B. Blouch.........         None                --        44,515           39,905           944,039          585,809
Thomas R. Miklich........         None                --         2,500           15,900            23,750          125,850
Louis F.J. Slangen.......         None                --        63,390           28,980         1,620,743          390,690
- - ---------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NASDAQ National Market System on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/94" is equal to the difference between the option exercise price and the closing price of a Common Share on the NASDAQ National Market System on December 30, 1994.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1994 were Whitney Evans, Francis J. Callahan, Jr., Michael F. Delaney and William M. Weber.

     In November 1983, I-M Associates Ltd., a Florida limited partnership (the "Partnership"), was formed with Mr. Mixon as the General Partner and as one of the Limited Partners. Invacare agreed to indemnify Mr. Mixon for any liability incurred by him as General Partner. The following is a list of the names and percentage interest of the executive officers and Directors who are also partners in the Partnership: Mr. Mixon (13%); Mr. Richey (8%); Mr. Nalley (5%); Mr. Callahan (6%); and Mr. Moore (10%). The Partnership was organized to purchase property in Sanford, Florida and to construct an industrial building of approximately 113,000 square feet (the "Project") to be leased by a subsidiary of Invacare for the manufacture of home care beds. A substantial portion of the Project's cost was financed through $2,500,000 in industrial development revenue bonds (the "Bonds") issued by the Sanford Airport Authority (the "Authority"). All of the Bonds were sold to a Florida bank which is not an affiliate of the Company. The Bonds are non-recourse as against the Partnership and are secured by a mortgage on and a security interest in the land and building in favor of the Authority. The Partnership and a subsidiary of Invacare entered into a lease pursuant to which the subsidiary leased the Project from the Partnership, originally for a base term ending in 1994 with an option to renew for two additional five-year periods. The payment obligations for the base term under the lease were guaranteed by Invacare. In 1994, the Company paid $98,000 in aggregate lease payments. The lease also granted Invacare an option to purchase the Project at any time during the initial or any renewal terms for its appraised fair market value.

     In March 1994, the Company, through a newly formed subsidiary, exercised its option to acquire the entire interest in the Project from the Partnership. The aggregate purchase price for the Project was approximately $3.8 million, consisting of approximately $2.4 million in cash and the assumption of approximately $1.4 million in indebtedness under the Bonds. The purchase price was based upon an independent appraisal of the fair market value of the Project. The following represents the applicable amount of the cash proceeds from the sale of the Project attributable to each of the executive officers and Directors who are also partners in the Partnership: Mr. Mixon: $319,800; Mr. Richey:
$196,800; Mr. Nalley: $123,000; Mr. Callahan: $147,600; and Mr. Moore: $246,000.
Mr. Callahan presently serves on the Compensation Committee.

     During 1994, the Company purchased travel services from a third party private aircraft charter company. One of the aircraft available to be used by the charter company is owned by Mr. Mixon, Mr. Richey and Mr. Callahan. The Company paid approximately $544,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

                              CERTAIN TRANSACTIONS

     During 1994, the Company purchased wheelchair tires from Dan T. Moore Co., of which Dan T. Moore, III is President and sole shareholder, for an aggregate cost of approximately $325,000. Mr. Moore is a Director and shareholder of Invacare. Invacare believes that the prices and terms of these purchases were no less favorable than those which could have been obtained from unrelated parties.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ernst & Young LLP, independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 1996 must do so no later than December 20, 1995. To be eligible for inclusion in the 1996 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                     Shareholder Relations Department
                     Invacare Corporation
                     P.O. Box 4028, 899 Cleveland Street
                     Elyria, Ohio 44036

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                            By order of the Board of Directors

                                            THOMAS R. MIKLICH
                                            Secretary

                              INVACARE CORPORATION
               PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 22, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Radisson Inn Cleveland Airport, 25070 Country Club Boulevard, North Olmsted, Ohio on Monday, May 22, 1995 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" THE ELECTION OF THE THREE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

(1) ELECTION OF DIRECTORS.
    / / FOR all nominees listed (except as marked to the        / / WITHHOLD AUTHORITY to vote for all nominees listed
        contrary below)

     FRANCIS J. CALLAHAN, JR., DAN T. MOORE, III, and JOSEPH B. RICHEY, II

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  WRITE THAT NOMINEE'S NAME ON THE FOLLOWING LINE.)

- - --------------------------------------------------------------------------------

                  (Continued and to be signed on other side)

- - --------------------------------------------------------------------------------

                      (Proxy -- continued from other side)

(2) In their discretion to act on any other matters which may properly come before the Annual Meeting.
                                                     Dated                , 1995

                                                     ---------------------------

                                                     Your signature to the Proxy
                                                     form should be exactly the
                                                     same as the name imprinted
                                                     hereon. Persons signing as
                                                     executors, administrators,
                                                     trustees or in similar
                                                     capacities should so
                                                     indicate. For joint
                                                     accounts, the name of each
                                                     joint owner must be signed.

      PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.